QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.01

        [Letterhead of Fenwick & West LLP]

May 23, 2003

Silicon Image, Inc.
1060 East Arques Ave.
Sunnyvale, California 94085

Ladies and Gentlemen:

        At your request, we have examined the registration statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission (the "SEC") on or about May 23, 2003, under the Securities Act of 1933, as amended, in order to register an aggregate of 1,176,604 shares of your Common Stock (the "Stock"). The shares of Stock consist of: (1) 760,143 shares subject to issuance by you upon the exercise of outstanding options of TransWarp Networks, Inc., a Delaware Corporation ("TWN"), granted under its 2002 Stock Option/Stock Issuance Plan which have been assumed by you (the "Assumed TWN Options") pursuant to the Agreement and Plan of Reorganization dated as of December 9, 2002, among you, TWN, TWN's stockholders' agent and certain TWN stockholders, and TWN Acquisition Corp., a Delaware corporation and your wholly-owned subsidiary (the "Reorganization Agreement"); (2) 116,461 additional shares available for issuance under the TWN 2002 Stock Option/Stock Issuance Plan assumed by you (the "Assumed TWN Plan"); and (3) 300,000 shares of your common stock subject to issuance under that certain Non-plan Option Agreement, dated February 20, 2003 between you and Robert Bagheri (the "Non-plan Agreement").

        In rendering this opinion, we have examined the following:

  (1)
  the Registration Statement, together with the exhibits filed as part thereof or incorporated therein by reference including without limitation the TWN Plan and the related form of stock purchase agreement and the prospectus prepared in connection therewith;

  (2)
  your Second Amended and Restated Certificate of Incorporation (filed with the Secretary of State of Delaware on October 12, 1999), Certificate of Amendment of to your Second Amended and Restated Certificate of Incorporation (filed with the Secretary of State of Delaware on June 25, 2001) and your Restated Bylaws;

  (3)
  the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in your minute books and in the minute books of Silicon Image, Inc., a California corporation (the "Predecessor"), that are in our possession;

  (4)
  the Reorganization Agreement, and the Certificate of Merger that was filed in the State of Delaware and in accordance with the Reorganization Agreement;

  (5)
  a Management Certificate executed by you, addressed to us and dated of even date herewith, which contains certain factual and other representations (including without limitation representations as to the number of outstanding shares of capital stock, number of shares of capital stock subject to outstanding options and warrants, number of other convertible securities or rights outstanding and number of shares of capital stock reserved for issuance pursuant to the 1999 Plan, 1999 Purchase Plan, Non-Plan Agreement, 1995 Equity Incentive Plan of your predecessor, CMD Technology Inc. 1999 Stock Incentive Plan previously assumed by you, Silicon Communication Lab, Inc. 1999 Stock Option Plan previously assumed by you, TWN Stock Option/Stock Issuance Plan currently assumed by you and other options granted outside your option plans or the option plans of your predecessor, in each case as of the date hereof); and

  (6)
  electronic mail from your transfer agent regarding the number of shares outstanding as of May 22, 2003; and a list prepared by you and dated of even date herewith identifying all outstanding options, warrants and other rights to acquire your capital stock.

        In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as copies. The legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document entered into by the parties thereto and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock will be, when issued, properly signed by your authorized officers or their agents.

        As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

        We are admitted to practice law in the State of California, and we express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America and the State of California and the Delaware General Corporation Law.

        Based upon the foregoing, it is our opinion that:

  (1)
  the 760,143 shares of Stock that may be issued and sold by you upon the exercise of the Assumed TWN Options, when issued, sold and delivered in accordance with the Assumed TWN Plan and the stock purchase agreement entered into or to be entered into thereunder, and in the manner and for the consideration referred to in the Form S-8 prospectus associated with the Assumed TWN Plan and the Registration Statement, will be validly issued, fully paid and non-assessable;

  (2)
  the 116,461 additional shares of Stock that may be issued and sold by you upon the exercise of stock options awarded by you under the Assumed TWN Plan, when issued, sold and delivered in accordance with such plan, the stock option grant and the stock purchase agreement entered into or to be entered into thereunder, and in the manner and for the consideration referred to in the Form S-8 prospectus associated with the Assumed TWN Plan and the Registration Statement, will be validly issued fully paid and non-assessable; and

  (3)
  300,000 shares of your common stock under the Non-plan Agreement that may be issued by you upon the exercise of purchase rights granted under the Non-plan Agreement and other agreements to be entered into thereunder, and in the manner and for the consideration referred to in the Non-plan Agreement in the Form S-8 prospectus associated with the Registration Statement, will be validly issued, fully paid and non-assessable;

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for use in connection with issuance and sale of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,
/s/ FENWICK & WEST LLP

QuickLinks

  Exhibit 5.01